Exhibit 99.1

OCI Partners LP Reports 2014 Fourth Quarter Earnings and Full Year Results and Quarterly Cash Distribution

Nederland, Texas, March 16, 2015 – OCI Partners LP, a Delaware limited partnership (the “Partnership”), announced its results for the three months ended December 31, 2014. The Partnership owns and operates an integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership’s production facility currently has a maximum methanol production capacity of 730,000 metric tons per year and a maximum ammonia production capacity of 265,000 metric tons per year.

Summary of Financial Results for the Three Months Ended December 31, 2014

•	Revenues decreased 12% to $99 million compared to $113 million for the same period in 2013

•	Adjusted EBITDA decreased 37% to $41 million compared to $65 million for the same period in 2013

•	Net income decreased 37% to $31 million compared to $49 million for the same period in 2013

•	Adjusted EBITDA and net income margins were 41% and 31%, respectively, compared to 58% and 44%, respectively, during the same period in 2013

Summary of Financial Results for the Twelve Months Ended December 31, 2014

•	Revenues decreased 6% to $403 million compared to $428 million for the year ended 2013

•	Adjusted EBITDA decreased 24% to $163 million compared to $215 million for the year ended 2013

•	Net income decreased 23% to $119 million compared to $154 million for the year ended 2013

•	Adjusted EBITDA and net income margins were 40% and 30%, respectively, compared to 50% and 36%, respectively, during the year ended 2013

Fourth Quarter 2014 Distribution

Based on the results of the three months ended December 31, 2014, the Board of Directors of the general partner of the Partnership has approved a cash distribution of $0.33 per common unit or approximately $27.6 million in the aggregate. The cash distribution will be payable on April 10, 2015 to unitholders of record at the close of business on March 26, 2015. The amount of any subsequent quarterly cash distributions will vary depending on our future earnings as well as our cash requirements for working capital and capital expenditures.

Status of Debottlenecking Project

The Partnership has undertaken a debottlenecking project that is expected to increase the facility’s methanol and ammonia production lines by 25% to approximately 912,500 metric tons and 15% to approximately 305,000 metric tons, respectively. At the end of January 2015, the Partnership shut down its methanol and ammonia production lines to complete the plant upgrade and turnaround. The Partnership expects to restart the ammonia production line this week and the methanol production line by the end of March 2015.

As of the end of the fourth quarter, the Partnership incurred approximately $228 million in expenditures related to the project as shown in the following table:

Debottlenecking Project Costs
As of December 31, 2014
(in thousands)
Project Expenditures paid as of December 31, 2014	$175,645
Accrued Project Expenditures	$45,931
Capitalized Interest	$6,390

Total	$227,966

At the beginning of March we were approximately 95% complete with the project. We’ve incurred additional costs, predominately labor-related, which will increase the total project cost in excess of our previously estimated range of $240 million to $250 million. We will announce the final cost of the project following the completion and startup in connection with the Partnership’s first quarter 2015 earnings announcement and have sufficient funding available from our sponsor, OCI N.V., to fund any reasonably anticipated additional costs related to the project.

Annual Guidance for Calendar Year 2015

The Partnership will provide annual guidance for the calendar year 2015 during the Partnership’s first quarter earnings announcement in May 2015. As a result of our facility being shut down for the first quarter of 2015 in order to complete the debottlenecking project, we do not expect to make a distribution in respect to the first quarter of 2015.

Statement from President and Chief Executive Officer – Frank Bakker

“Our fourth quarter performance was buoyed by higher ammonia prices as compared to the same period last year. Overall, however, our fourth quarter performance was lower than the same period last year as a result of lower methanol prices, higher natural gas prices and a lower capacity utilization rate on our methanol production line.

Towards the end of the quarter and over the past several months, the ammonia Tampa CFR contract price experienced a decline on the back of a lower crude oil environment and lower demand as the fall application season ended. Moreover, the Tampa CFR contract settled lower for March at $475 down from $495 in February as a result of the harsh winter discouraging purchasing activity in the Corn Belt. At present, 30-40% of the ammonia required for the spring application season in the United States has yet to be purchased and purchasing activity is expected to increase once weather conditions improve, which we expect will help prices rebound in the coming months.

During the quarter, methanol prices declined coinciding with sharp declines in crude oil prices. Methanol prices also weakened as the winter weather stalled the building and construction sectors, which consequently negatively impacted formaldehyde demand and production. Conversely, during the quarter, Trinidad experienced its lowest methanol production utilization rates during the last four years as a result of natural gas supply curtailments. In addition, Egypt continues to face production issues as a result of natural gas supply deficits, and methanol supply in Libya remains inconsistent as a result of political instability.

At present, MTO facilities in China have maintained high utilization rates of 85-90% which have helped support methanol demand. In the short-term, the strongest catalyst to methanol demand will be the commissioning of two new merchant MTO facilities in China which are expected to come on stream by April. At full capacity, these two new facilities will create an additional methanol demand of approximately 2.7 million metric tons per year which should facilitate a rebound in Chinese domestic methanol prices.”

	Volume Weighted Average Price of		Volume Weighted Average Price of
	Methanol and Ammonia		Natural Gas
	($ per metric ton)		($ per MMBtu)
	For Three-Months Ended December 31,		For Three-Months Ended December 31,
	2014	2013	2014	2013
Ammonia	$568	$453	$4.07	$3.72
Methanol	$405	$485	$4.07	$3.72

	For Twelve-Months Ended December 31,		For Twelve-Months Ended December 31,
	2014	2013	2014	2013
Ammonia	$503	$525	$4.52	$3.78
Methanol	$449	$444	$4.52	$3.78

			Capacity
	Production		Utilization
	(in tons)		Rate %
	For Three-Months Ended December 31,		For Three-Months Ended December 31,
	2014	2013	2014	2013
Ammonia	68,102	67,001	102%	100%
Methanol	155,511	163,624	85%	89%

	For Twelve-Months Ended December 31,		For Twelve-Months Ended December 31,
	2014	2013	2014	2013
Ammonia	259,214	259,800	98%	98%
Methanol	617,031	642,800	85%	88%

Non-GAAP Financial Measure

Adjusted EBITDA is defined as net income plus (i) interest expense and other financing costs (ii) income tax expense, (iii) depreciation expense and (iv) net loss on extinguishment of debt. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and

•	our operating performance and return on invested capital compared to those of other publicly traded partnerships, without regard to financing methods and capital structure.

Adjusted EBITDA should not be considered as an alternative to net income, operating income, net cash provided by operating activities or any other measure of financial performance or liquidity presented in accordance with GAAP. Adjusted EBITDA may have material limitations as a performance measure because it excludes items that are necessary elements of our costs and operations. In addition, Adjusted EBITDA presented by other companies may not be comparable to our presentation because each company may define Adjusted EBITDA differently.

Adjusted EBITDA margin is defined as EBITDA divided by revenues. Adjusted EBITDA margin is used as a supplemental financial measure by the Partnership’s management in its analysis of our operating performance.

GAAP net income margin is defined as GAAP net income divided by revenues, and GAAP operating margin is defined as GAAP operating income divided by revenues.

The table below reconciles Adjusted EBITDA to net income, its most directly comparable financial measure calculated and presented in accordance with GAAP, for the three and nine months ended December 31, 2014 and 2013.

	Three Months Ended December 31				Twelve Months Ended December 31
	2014	$ millions	2013		2014	$ millions	2013
Net income	$31		$49	Net income	$119		$154
Add:				Add:
Interest expense	4		5	Interest expense	18		17
Interest expense – related party	—		2	Interest expense – related party	0		14
Depreciation expense	6		5	Depreciation expense	23		22
Income tax expense	1		0	Income tax expense	2		1
Loss on extinguishment of debt	0		4	Loss on extinguishment of debt	0		7
Adjusted EBITDA	$42		$65	Adjusted EBITDA	$162.6		$215
Total Revenues	$99		$113	Total Revenues	$403		$428
Adjusted EBITDA Margin	42%		58%	Adjusted EBITDA Margin	40%		50%
Net Income Margin	31%		43%	Net Income Margin	30%		36%

Conference Call with Management

The Partnership will hold a conference call today, March 16, 2015, at 4:00 pm EST, during which the Partnership’s senior management will review the Partnership’s financial results for the fourth quarter ended December 31, 2014 and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing (866) 902-4572 and entering the conference code 98538868. A replay of the conference call will be made available until April 16, 2015, and the replay can be accessed by dialing (855) 859-2056 or (404) 537-3406 and entering the same conference code 98538868.

About OCI Partners LP

OCI Partners LP owns and operates an, integrated methanol and ammonia production facility that is strategically located on the Texas Gulf Coast near Beaumont. The Partnership is headquartered in Nederland, Texas. The Partnership currently has a maximum methanol production capacity of 730,000 metric tons per year and a maximum ammonia production capacity of 265,000 metric tons per year.

Notice to Foreign Investors

This release is intended to be a qualified notice to nominees as provided for under Treasury Regulation Section 1.1446-4(b)(4) and (d). Please note that 100% of the Partnership’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, all of the Partnership’s distributions to foreign investors are subject to federal income tax withholding at the highest applicable effective tax rate. Nominees, and not the Partnership, are treated as the withholding agents responsible for withholding on the distributions received by them on behalf of foreign investors.

Forward-Looking Statements

This press release contains forward-looking statements. Statements that are predictive in nature, that depend upon or refer to future events or conditions or that include the words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These forward-looking statements involve certain risks and uncertainties, including, among others, the following: our business plans may change as the methanol and ammonia industry and markets warrant; the demand and sales prices for methanol, ammonia and their derivatives may decrease due to market, governmental and other factors; we may be unable to obtain economically priced natural gas and other feedstocks; we may be unable to successfully implement our business strategies, including the completion of significant capital programs such as our debottlenecking project; the occurrence of shutdowns (either temporary or permanent) or restarts of existing methanol and ammonia facilities (including our own facility); the timing and length of planned and unplanned downtime; and the occurrence of operating hazards from accidents, fire, severe weather, floods or other natural disasters For more information concerning factors that could cause actual results to differ materially from those conveyed in the forward-looking statements, please refer to the “Risk Factors” section of the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2014. The Partnership undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events, changed circumstances or otherwise, unless required by law.

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Contacts:

Omar Darwazah

Director of Investor Relations & Strategy

Phone: +1 917-434-7734

omar.darwazah@oci.nl